Exhibit 5.1

Matthew B. Hemington

+1 650 843 5062

hemingtonmb@cooley.com

May 1, 2026

SCYNEXIS, Inc.

1 Evertrust Plaza, 13th Floor,

Jersey City, NJ 07302-6548

Ladies and Gentlemen:

We have acted as counsel to SCYNEXIS, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by the selling stockholders identified therein (the “Selling Stockholders”) of up to 87,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), consisting of (i) 34,750,000 shares (the “Shares”) of Common Stock that are currently outstanding, (ii) up to 8,750,000 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants (the “Pre-Funded Warrants”), and (iii) up to 43,500,000 shares of Common Stock issuable upon the exercise of other outstanding warrants (together with the Pre-Funded Warrants, the “Warrants”). The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares”. The Shares and the Warrants were issued pursuant to a Securities Purchase Agreement dated March 30, 2026, by and among the Company and the Selling Stockholders (the “Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, the Agreement, and such other documents, records, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. We have also assumed that (i) the requisite stockholder approval of an amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”) to increase the total number of authorized shares of Common Stock to the extent required to satisfy the Company’s obligations under the Agreement has been obtained at the Company’s annual meeting of stockholders to be held on or around June 25, 2026 (the “Stockholder Approval”) and (ii) following the Stockholder Approval, the Amendment has been filed with the Secretary of State of the State of Delaware. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

SCYNEXIS, Inc.

May 1, 2026

Page Two

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Warrant Shares, after giving effect to the assumption as to the Stockholder Approval and the Amendment stated above, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the exercise price of the Warrants is below the par value of the Common Stock. Please note that the Warrants are not exercisable for shares of Common Stock until the Company has received the Stockholder Approval and the Amendment has been filed.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

SCYNEXIS, Inc.

May 1, 2026

Page Three

Very truly yours,

Cooley LLP

By:	/s/ Matthew B. Hemington
Matthew B. Hemington

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com